Exhibit 99.3

FastenTech, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

September 30, 2005

(in thousands)

	FastenTech, Inc.	BNC	Acquisition Adjustments		Pro Forma
	(audited)	(unaudited)			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,730	$—	$—		$11,730
Accounts receivable, net	57,427	4,134	—		61,561
Inventory	78,832	4,846	—		83,678
Other current assets	4,983	505	—		5,488

Total current assets	152,972	9,485	—		162,457
Goodwill and intangible assets, net	103,294	366	10,176	(a)	113,836
Property, plant and equipment, net	90,532	1,005	—		91,537
Other assets	10,591	386	—		10,977

Total assets	$357,389	$11,242	$10,176		$378,807

Liabilities and Stockholders’ Equity (Deficiency in Assets)
Current liabilities:
Accounts payable	$29,272	$2,261	$—		$31,533
Accrued interest	8,745	—	—		8,745
Other accrued liabilities	14,160	1,894	—		16,054
Current portion of long-term debt	5,000	3,598	(3,598	)(b)	5,000

Total current liabilities	57,177	7,753	(3,598)		61,332
Long–term debt	277,000	210	16,990	(c)	294,200
Redeemable preferred stock	17,481	—	—		17,481
Preferred stock dividends payable	19,715	—	—		19,715
Other long–term liabilities	17,124	63	—		17,187

Total liabilities	388,497	8,026	13,392		409,915
Minority interest	—	403	(403	)(d)	—
Stockholders’ equity (deficiency in assets)	(31,108)	2,813	(2,813	)(e)	(31,108)

Total liabilities and stockholders’ equity (deficiency in assets)	$357,389	$11,242	$10,176		$378,807

(a)	To reflect the estimated fair value of identifiable intangible assets and cost in excess of net assets acquired (goodwill) as a result of the acquisition. Total goodwill and intangible assets is estimated to be $10,542.

(b)	To reflect the repayment of the outstanding debt reflected on BNC’s books.

(c)	To reflect the repayment of the outstanding long-term debt reflected on BNC’s books of $210, offset by the borrowings of $17,200 needed to complete the acquisition.

(d)	To reflect the elimination of the minority interest of BNC. FastenTech acquired 100% of the stock, resulting in no minority interest.

(e)	To reflect the elimination of BNC’s historical equity accounts.

FastenTech, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Fiscal Year ended September 30, 2005

(in thousands)

	FastenTech, Inc.	BNC (unaudited)	Adjustments (unaudited)		Pro Forma (unaudited)
(Dollars in thousands)	(audited)
Statement of operations data:
Net sales	$327,516	$24,486	$—		$352,002
Cost of sales	243,199	16,827	(1,230	)(a)	258,796

Gross profit	84,317	7,659	1,230		93,206
Selling, general & administrative expenses	47,661	5,750	1,230	(a)
			(550	)(b)
			(550	)(c)	53,541
Impairment of long-lived assets	1,597	—	—		1,597
Restructuring charges	216	—	—		216

Operating income	34,843	1,909	1,100		37,852
Interest expense - long term debt	(26,139)	(364)	(1,611	)(d)	(28,114)
Interest expense - Redeemable preferred stock	(3,454)	—	—		(3,454)
Gain on repurchase of redeemable preferred stock	4,035	—	—		4,035
Other income (expense), net	363	(9)	—		354

Income (loss) before income taxes and minority interest	9,648	1,536	(511)		10,673
Income tax expense	3,250	562	(173	)(e)	3,640
Minority interest in income of subsidiaries	—	(145)	145	(f)	—

Net income (loss)	$6,398	$829	$(194)		$7,034

(a)	To reclassify certain BNC costs to coincide with FastenTech accounting policies.

(b)	To eliminate a $550,000 non-recurring, non-compete expense relating to BNC.

(c)	To reduce BNC selling, general and administrative costs for corporate overhead charges that were eliminated at the consummation of the acquisition.

(d)	Reflects the effects of reversing historical interest expense of BNC and including interest expense on the borrowings of $17,200 for the acquisition. The interest rate used was 7.25%, which approximated the average interest rate on the revolver borrowings at the time of acquisition.

(e)	To reflect the tax provision effect of the pro forma adjustments.

(f)	To reflect the elimination of the minority interest of BNC. FastenTech acquired 100% of the stock, resulting in no minority interest.